Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS POTENTIAL LOSS ON TRADE RECEIVABLE WITH DELPHI CORPORATION

Milwaukee, Wisconsin - October 13, 2005 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today announced that it has identified the need to increase its reserve for uncollectible trade accounts receivables by $3.2 million in the first quarter of fiscal 2006. The Company has approximately $3.7 million of pre-petition bankruptcy accounts receivable due from Delphi Corporation, which it believes could be uncollectible due to their filing for Chapter 11 bankruptcy protection on October 8, 2005.

Based on information currently available, the Company believes the increase in its reserve is adequate to cover the potential loss exposure on this account as of the fiscal first quarter that ended on October 2, 2005. As further information becomes available, the Company may be required to record an additional reserve in the second fiscal quarter of 2006 for the remaining loss exposure.

STRATTEC designs, develops, manufacturers and markets mechanical locks, electro-mechanical locks, latches, and related access control products for global automotive manufacturers. Its products are shipped to customers in the United States, Mexico, Europe and South America. The Company’s history in the automotive business spans more than 95 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,”“believe,”“could,”“expect,”“intend,”“may,”“planned,”“potential,”“should,”“will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.